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                                                                    Exhibit 10.9

PRIVILEGED & CONFIDENTIAL

March 25, 1998

Mr. Juergen Bartels
The Highlands
Seattle, WA 98177

Dear JB:

We are very pleased to extend this offer of Chief Executive Officer, The Hotel Group for Starwood Hotels & Resorts Worldwide, Inc. ("Starwood"). The following will outline the specifics of your offer of employment:

POSITION:

You shall be the Chief Executive Officer of The Hotel Group and shall perform such duties and services as may be assigned to you by the Board of Directors. You shall devote your full time and attention to the affairs of the Company and to your duties as Chief Executive Officer of the Hotel Group.

BASE SALARY:

Your initial base salary, expressed in semi-monthly terms, will be $21,875.00 (on an annualized basis equivalent to $525,000.00), annualized from date of acceptance and will be subject to the appropriate withholdings for FICA, state and federal taxes, and Medicare.

BONUS:

You will be eligible to receive a performance bonus based upon achieving specified performance criteria which will be established and approved. The maximum bonus will be defined in accordance with the Company's new plan (see attached) which will be recommended and must be approved by the Board of Directors.
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Mr. Juergen Bartels
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OPTIONS:

The Company will recommend to the Options Committee a grant of options for 250,000 Paired Shares for you in accordance with the Long Term Incentive Plan (the "LTIP"), at current market which would be exercisable at the then fair market value of the Paired Shares in accordance with the LTIP and would vest over the normal three year period following grant. The strike price of the options will be the current market price at the close of market on the day prior to the grant date.

RELOCATION EXPENSES:

The Company will pay the reasonable, out-of-pocket costs of relocating your household furnishings and your family; all relocation expenses will be grossed up. Other relocation costs to be covered as necessary include third party purchase of your Seattle home to facilitate an expedient relocation.

TERMINATION/SEVERANCE:

The Company reserves the right to terminate your employment with or without cause at any time. In the event of an involuntary termination without cause, the reduction of your role or responsibilities, a change in control of the Company, or in the event of any breach by the Company of your employment agreement entitling you to terminate same (after expiration of applicable notice and cure periods for the benefit of the Company), you shall receive, as your sole right, exclusive remedy and liquidated damages, a one time termination payment equal to twelve (12) months base salary. In addition, the vesting of your options shall be accelerated at the date of such termination. The Company will also continue to provide medical benefits coverage during the 12 month period subsequent to the termination of your employment.

No severance shall be due in the event that you are terminated for gross misconduct or in the event that you leave the full-time employ of the Company voluntarily.

In the event of any employment-related disputes with respect to your employment by the Company, you and the Company agree that the same shall be resolved through binding arbitration in the jurisdiction of the Company's headquarters and in accordance with the rules and procedures from time to time of the American Arbitration Association.

NON-SOLICITATION/CONFIDENTIALITY:

All benefits provided hereunder shall be contingent on your compliance with the non-solicitation/confidentiality covenants which will be set forth in a separate agreement.
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Mr. Juergen Bartels
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This letter represents the entirety of our agreement with respect to your employment and any prior discussions or negotiations are hereby merged herein. If this offer is acceptable to you, please sign this letter in the space provided below and send it to my attention.

Very truly yours,

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.


/s/ Susan R. Bolger
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Susan R. Bolger
Executive Vice President, Human Resources




ACCEPTED AND AGREED TO:

/s/ Juergen Bartels
-----------------------------------------
Juergen Bartels

cc:  Personnel File